Tuesday, January 29, 2008

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP.
Reports 2007 and Fourth Quarter Results

Farmers National Banc Corp (OTCBB: FMNB), holding company of the Farmers National Bank of Canfield, today reported net earnings of $5.9 million, or $0.46 per diluted share for the year ended December 31, 2007, as compared to $7.2 million, or $0.55 per diluted share in 2006. For the three months ended December 31, 2007, Farmers National Banc Corp recorded net earnings of $1.0 million, or $0.07 per share, compared to $1.6 million, or $0.12 per share for the same quarter a year ago. The fourth quarter’s results included a non-operating after-tax charge of $576 thousand representing a reclassification and recognition of an other-than-temporary impairment of securities. Returns on average assets and average equity were .74% and 7.95% respectively in 2007, compared to .88% and 9.60% for 2006.

The company’s total assets were $798.2 million at December 31, 2007, as compared to $805.6 million at September 30, 2007 and $821.6 million at December 31, 2006. Net loans were $508.6 million at December 31, 2007, an increase of $6 million from $502.6 million that was reported on December 31, 2006. Commercial loans, including commercial real estate loans increased $17.2 million during 2007 or 7.76%. Commercial loans now represent approximately 46.49% of the total loan portfolio, up from 43.65% at the end of 2006. Consumer loans to individuals decreased by $11.4 million or 9.75% over this past twelve months. That portfolio now represents 20.44% of the total loan portfolio compared to 22.91% at this same time in 2006. Total deposits at December 31, 2007 were $593.4 million, compared to $619.7 million recorded as of December 31, 2006. This reduction in deposits was primarily the result of management’s strategy and conservative approach to pricing highly volatile non-core deposits.

The non-cash after tax charge for other-than-temporary impairment of securities is directly related to $2.7 million of Fannie Mae Series F preferred stock that we hold in our Securities portfolio. In mid November, Fannie Mae went to the markets with two new preferred share offerings carrying higher dividend rates that appear to have caused the market prices of the other Fannie Mae preferred stock issues, including the issue we hold, to decrease in current market value. Due to this sudden drop in value and uncertainty of future market conditions surrounding Fannie Mae, management has determined that this decrease is other-than-temporary and felt it is prudent to recognize the non-cash after-tax charge of $576 thousand in the fourth quarter of 2007.

Commenting on these results, Frank L. Paden, President & CEO stated, “We are both pleased and disappointed in our performance during 2007. During the past twelve months, we made progress in improving on the rate spread between interest income and interest expense. We have been able to improve our margins despite the challenges we face in the current interest rate and the economic environment. However, with the lack of any growth, our performance ratios and total dollars of net income are less than what we reported from the previous year. We will continue to monitor our pricing policies and remain competitive for new loans and deposits. Strategically, our management team is working very diligently to focus on efficiency, controlling expenses and exploring other sources of non-interest income.”

Net Interest Income -— Net interest income was $6.0 million for the fourth quarter of 2007, which compares to $6.0 million in the preceding quarter and $5.8 million in the fourth quarter of 2006. For the twelve months ended December 31, 2006, net interest income was $23.6 million compared to $23.9 million for the same twelve-month period in 2006. The net interest margin, on a fully taxable equivalent basis, was 3.33% for the twelve months ended December 31, 2007, compared to 3.29% for 2006. Management was able to increase the yield on average earning assets by 31 basis points during the past twelve months, but that increase was offset by a 32 basis point increase in the cost of interest-bearing liabilities.

Non-Interest Income -— Non-interest income, which includes gains on the sale of securities and the impairment charge, was $516 thousand in the fourth quarter of 2007, compared to $1.2 million in the preceding quarter and $1.2 million in the fourth quarter of 2006. For the twelve-month period ended December 31, 2007, non-interest income was $4.4 million, compared to $5.1 million reported in the same period in 2006. The comparison to the prior year is impacted by the impairment charge of $873 thousand in 2007 and by security gains amounting to $771 thousand in 2007 compared to $550 thousand in 2006.

Operating Expenses -— Non-interest expenses totaled $5.1 million for the fourth quarter of 2007, which compares to $4.9 million for the fourth quarter of 2006 and $5.0 million for the third quarter of 2007. For the year ended December 31, 2007, total operating expenses increased from $19.6 million in 2006 to $20.4 million in 2007. The company’s efficiency ratio, on a tax-equivalent basis, was 68.00% for the twelve months ended December 31, 2007, as compared to 65.04% in the prior year.

Asset Quality -— Nonperforming loans were $2.4 million at December 31, 2007, or .46% of total loans and .30% of total assets. This compares to the $1.7 million, .34% and .21% reported respectively at the end of 2006. Net chargeoffs for the year ending December 31, 2007 were $705 thousand or .14% of average net loans, compared $466 thousand or .09% for 2006. On December 31, 2007, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 231%, compared to 325% in December 2006.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses a systematic methodology to estimate its allowance for loan losses. The methodology takes into consideration not only charge-offs but also the quality of the company’s loans and the types and amounts of loans comprising the loan portfolio, while considering adjustments and estimates based on various environmental factors. As of December 31, 2007, the ALLL/total loan ratio was 1.06% compared to 1.10% at the end of 2006.

The allowance for loan losses decreased slightly during the year. Historically, the majority of our net losses in the loan portfolio have been in the consumer loan category. Over the past two years, that loss experience has improved significantly. Approximately 60% of net charge-offs during 2007 related to a single commercial relationship. The commercial real estate portfolio otherwise continues to perform very strongly. The decrease in the overall allowance for loan losses reflects the improved performance of the consumer portfolio and the continued strong performance of the commercial real estate portfolio. The recorded reserve reflects management’s judgments about the state of the local economy and its impact on the loan portfolio.

Stockholders’ Equity and Common Stock -— Total Stockholders’ Equity was $73.9 million at December 31, 2007 compared to $76.2 million at this same time in 2006. Book value at year-end 2007 was $5.67 per share, compared to $5.83 per share in December 2006. Cash dividends paid during 2007 amounted to $0.64 per share. On June 12, 2007, the board of directors announced the 2007 Stock Repurchase Program, which authorized the repurchase of up to 4.9% of its outstanding common stock or approximately 650,000 shares. Since June, the Corporation repurchased 257,991 shares under this program.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield. Farmers operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiary
Consolidated Financial Highlights
(Amounts in thousands, except per share data)
Consolidated Statements of Income	For the Three Months Ended		For the Twelve Months Ended
	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Total interest and dividend income	$11,592	$11,265	$45,538	$44,098
Total interest expense	5,633	5,475	21,893	20,199

Net interest income	5,959	5,790	23,645	23,899
Provision for loan losses	385	0	570	200
Other income	516	1,173	4,408	5,134
Other expense	5,078	4,949	20,382	19,619

Income before income taxes	1,012	2,014	7,101	9,214
Income taxes	49	400	1,176	1,999

Net income	$963	$1,614	$5,925	$7,215

Basic and diluted earnings per share	$0.07	$0.12	$0.46	$0.55
Cash dividends	2,070	2,079	8,309	8,307
Cash dividends per share	0.16	0.16	0.64	0.64
Book value per share	5.67	5.83	5.67	5.83
Consolidated Statements of Financial Condition		Dec. 31, 2007	Dec. 31, 2006
Assets
Cash and cash equivalents		$31,105	$34,038
Securities available for sale		220,151	255,799
Loans		514,106	508,188
Less allowance for loan losses		5,459	5,594

Net Loans		508,647	502,594

Other assets		38,333	29,153

Total Assets		$798,236	$821,584

Liabilities and Stockholders’ Equity
Deposits		$593,428	$619,747
Other interest-bearing liabilities		126,629	119,393
Other liabilities		4,259	6,221

Total liabilities		724,316	745,361
Stockholders’ Equity		73,920	76,223

Total Liabilities and Stockholders’ Equity		$798,236	$821,584

Period-end shares outstanding		13,028	13,073
Ratios
Return on Average Assets		0.74%	0.88%
Return on Average Equity		7.95	9.60
Efficiency Ratio (On a tax equivalent basis)		68.00	65.04
Capital to Asset Ratio		9.26	9.28
Dividends to Net Income		140.24	115.14
Loans to Assets		64.41	61.85
Net Loans to Deposits		85.71	81.10
Allowance for Loan Losses to Total Loans		1.06	1.10
Non-performing Loans to Total Loans		0.46	0.34
Unaudited